CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333 -108995 and 333-51213 on Form S-8 of our report dated September 26, 2006, appearing in this Annual Report on Form 11-K of the Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30, 2006.



/S/ DELOITTE & ASSOCIES
Pierre Esmein
DELOITTE & ASSOCIES
Paris, France
September 26, 2006